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                                                                    Exhibit 12.1



         Statement of Computation of Ratio of Earnings to Fixed Charges


                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)


                                                                                                                       Nine Months
                                                                      Year Ended December 31,                             Ended
                                                  -----------------------------------------------------------------   September 30,
                                                    1996          1997           1998          1999          2000         2001
                                                  --------      --------       --------      --------      --------   -------------
Earnings:
  Income (loss) before income taxes               $  1,593      $ (3,367)      $  6,334      $ 20,151      $ 47,499      $ 35,719
  Fixed charges per below                              880         2,609          5,420        12,142        29,453        23,041
  Less: capitalized interest per below                  --            --             --            --            (8)         (114)
  Current period amortization of
    interest capitalized in prior periods               --            --             --            --            --            --
                                                  --------      --------       --------      --------      --------      --------

  Total earnings                                  $  2,473      $   (758)      $ 11,754      $ 32,293      $ 76,944      $ 58,646
                                                  ========      ========       ========      ========      ========      ========

Fixed charges and preferred stock dividends:
  Interest expense                                $    834      $  1,957       $  3,458      $ 11,531      $ 28,705      $ 22,328
  Capitalized interest                                  --            --             --            --             8           114
  Interest portion of rent expense                      46            63            197           611           740           599
  Preferred dividend requirements                       --           589          1,765            --            --            --
                                                  --------      --------       --------      --------      --------      --------

  Total fixed charges and preferred
    stock dividends                               $    880      $  2,609       $  5,420      $ 12,142      $ 29,453      $ 23,041
                                                  ========      ========       ========      ========      ========      ========

Ratio of earnings to combined fixed
  charges and preferred stock dividends                2.8            --            2.2           2.7           2.6           2.5
                                                  ========      ========       ========      ========      ========      ========

Dollar amount of deficiency
  below 1.0                                       $     --      $  3,367       $     --      $     --      $     --      $     --
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